Exhibit 4.6
Schedule of Officers’ Certificates
delivered pursuant to Section 301 of the Indenture dated September 10, 1997 by and between Waste Management, Inc. and The Bank of New York Mellon Trust Company, N.A., as
Trustee, establishing the terms and form of Waste Management, Inc.’s Senior Notes

Principal
Amount	Interest Rate
Issued	(per annum)	Issue Date	Maturity Date	CUSIP	Interest Payment Dates
$150 million*	7.125%	12/17/1997	12/15/2017	902917AF0	December 15; June 15
$600 million*	7.00%	7/17/1998	7/15/2028	902917AH6	January 15; July 15
$250 million*	7.375%	12/21/1999	5/15/2029	94106LAF6	May 15; November 15
$500 million*	7.75%	5/21/2002	5/15/2032	94106LAN9	May 15; November 15
$400 million	6.375%	11/21/2002	11/15/2012	94106LAP4	May 15; November 15
$350 million	5.00%	3/5/2004	3/15/2014	94106LAR0	March 15; September 15
$600 million	6.10%	3/6/2008	3/15/2018**	94106LAS8	March 15; September 15
$350 million	6.375%	2/26/2009	3/11/2015**	94106LAT6	March 11; September 11
$450 million	7.375%	2/26/2009	3/11/2019**	94106LAU3	March 11; September 11
$600 million	6.125%	11/12/2009	11/30/2039**	94106LAV1	May 30; November 30
$600 million	4.75%	6/8/2010	6/30/2020**	94106LAW9	June 30; December 30

*	Each of these series of Senior Notes has been partially redeemed, such that the remaining outstanding principal amount of such Senior Notes as of December 31, 2010 was $146.8 million, $577.2 million, $222.9 million and $496.0 million, respectively.

**	Each of these series of Senior Notes contain a Change of Control Offer covenant that provides, if a change of control triggering event occurs, each holder of the notes may require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase.
This schedule is provided in accordance with Instruction 2 to Regulation S-K Item 601, as each of the series of Series Notes is governed by an instrument that differs only in the material respects set forth in the schedule above from the Officers’ Certificate identified as Exhibit 4.4. Each of the series of Senior Notes identified above is also guaranteed by Waste Management Holdings, Inc. in favor of The Bank of New York Mellon Trust Company, N.A., as Trustee for the holders of Waste Management, Inc.’s Senior Notes.